Exhibit 10.11

EXECUTION VERSION

LEASE AND DEVELOPMENT AGREEMENT
(FACILITIES LEASE)

STATE OF TEXAS

COUNTY OF ORANGE

This LEASE AND DEVELOPMENT AGREEMENT (this “Facilities Lease”) is made and entered into as of February 1, 2016 (the “Execution Date”), by and between the PORT OF BEAUMONT NAVIGATION DISTRICT OF JEFFERSON COUNTY, TEXAS (“Lessor”), a political subdivision of the State of Texas, and JEFFERSON RAILPORT TERMINAL II LLC, a limited liability company organized under the laws of the State of Delaware (“Lessee”), each party herein acting by and through its duly authorized officers.

Recitals

A.    Lessor owns approximately 243 acres of property located in Orange County, Texas, subject to rights conveyed to Jefferson Railport Terminal I (Texas) LLC and Jefferson Terminal Logistics (defined below) by separate Leases and Agreements, together with easements across adjacent property of Gerdau Ameristeel for rail and road access (“Rail Access”) to Old Highway 90 and to class 1 railroads (collectively the “Lessor’s Property” or the “Orange County Terminal Property”), and generally referred to as the Port of Beaumont’s Orange County Terminal Property.

B.    Prior to the execution hereof Lessor has leased approximately twenty (20) acres of the Orange County Terminal Property to Port of Beaumont Petroleum Transload Terminal, LLC (“POB I”) in accordance with a Lease and Agreement, executed July 16, 2012, by and between Lessor, as lessor thereunder, and POB I, as lessee thereunder, as amended by Amendment to Agreement and Lease [First] executed as of May 23, 2013 by Lessor and June 12, 2013 by POB I, respectively, and a Second Amendment to Agreement and Lease between Lessor and POB I executed December 30, 2013, and a Third Amendment to Agreement and Lease executed as of October 27, 2015 by Jefferson Railport Terminal I (Texas) LLC, an affiliate of POB I, and Lessor (collectively, and as may be amended, restated, replaced, amended and restated or modified from time to time, the “POB I Lease”). The interests of POB I under the POB I Lease have previously been assigned to Jefferson Railport Terminal I (Texas) LLC, an affiliate of Lessee, as evidenced by a Consent Letter dated August 8, 2014 from POB I and consented to by Amegy Bank and a Consent Letter of even date therewith from POB I and consented to by Lessor. This Facilities Lease shall constitute a separate lease, and not an amendment or extension of the POB I Lease.

C.    Prior to the execution hereof, Lessor has leased approximately nineteen (19) acres of the Orange County Terminal Property as further described in Exhibit A thereto to Port of Beaumont Petroleum Transload Terminal II, LLC (“POB II”) in accordance with a Lease and Agreement, executed on August 21, 2013, by Lessor, as lessor thereunder, and August 27, 2013 by POB II, as lessee thereunder, as amended by an Amendment to Agreement and Lease [First] executed December 30, 2013 by Lessor and POB II, and a Second Amendment to Agreement and Lease executed as of October 27, 2015 between Lessor and POB II (collectively, the “Original Lease”). The interests of POB II have been assigned to Lessee as evidenced by a Consent Letter, dated August 8, 2014 from Lessee and consented to by Lessor. The Original Lease was amended and restated and the acreage subject to the this lease was increased to approximately eighty-five (85) acres, further described in Exhibit A hereto (the “Site”), by that that certain Amended and Restated Lease Agreement, dated as of the date hereof (as may be amended, restated, replaced, amended and restated or modified from time to time, the “Ground Lease”). This Facilities Lease shall constitute a separate but subordinate lease, and not an amendment to or extension of the Ground Lease, except as herein provided. After the expiration of this Facilities Lease, the Ground Lease shall continue to govern and control except with respect to (i) ownership of the Bond Financed Property, unless Lessee has acquired the Bond Financed Property pursuant to Section 4.2 below, in which event the Bond Financed Property shall thereafter be deemed to be Lessee Improvements (as defined in the Ground Lease) under the Ground Lease, and (ii) insurance requirements for the Bond Financed Property under this Facilities Lease, which shall survive the termination of this Facilities Lease and govern and control.

D.    Prior to the execution hereof, Lessor has leased approximately one hundred twenty-five (125) acres of the Orange County Terminal Property to Jefferson Terminal Logistics LLC (“Jefferson Terminal Logistics”) in accordance with a Lease and

Agreement, executed on April 7, 2015, by Lessor, as lessor thereunder, and on April 1, 2015, by Jefferson Terminal Logistics, as lessee thereunder, as amended by an Amendment to Agreement and Lease [First] executed as of October 27, 2015 by Jefferson Terminal Logistics and Lessor and the acreage subject to this lease was reduced to approximately seventy-one (71) acres pursuant to that Second Amendment to Agreement and Lease executed on or about the date hereof by Jefferson Terminal Logistics and Lessor (collectively, and as may be amended, restated, replaced, amended and restated or modified from time to time, the “POB III Lease). This Facilities Lease shall constitute a separate lease, and not an amendment or extension of the POB III Lease.

E.    Simultaneously with the execution hereof, Lessor shall reimburse Lessee from the proceeds of the Series 2016 Bonds (as defined below) for the costs incurred in connection with the construction of the assets described in Exhibit B hereto (the “Existing Property”), and while Lessor has always been the fee owner thereof and such assets have not been Lessee Improvements (as defined in the Ground Lease), out of an abundance of caution, Lessee shall quitclaim any fee interests of Lessee in the Existing Property arising prior to the date hereof pursuant to a quitclaim assignment of even date herewith (the “Assignment”).

F.    In accordance with the provisions hereof, Lessee shall acquire, construct, complete and install the property described in Exhibit C hereto, and subject to Section 3.1 below, together with any loading and unloading appurtenances thereto (the “New Property”). Exhibit C may be amended, restated, replaced, amended and restated or modified from time to time (an “Amendment”) in accordance with this Facilities Lease. The Existing Property and the New Property are referred to herein as the “Bond Financed Property.” Any Amendments to the Bond Financed Property described in Exhibit B and Exhibit C, whether initially or subsequent to the issuance of the Series 2016 Bonds, defined below, may be made only and upon receipt of a Tax Opinion (as defined in the Indenture). Lessor owns and shall continue to own the Bond Financed Property, subject to the terms and conditions of this Facilities Lease.

G.    Pursuant to an Trust Indenture and Security Agreement (as may be amended, restated, replaced, amended and restated or modified from time to time, the “Indenture”), between Lessor and The Bank of New York Mellon Trust Company, National Association (or any successor, assignee or replacement, the “Trustee”), Lessor is issuing a series of Bonds designated Port of Beaumont Navigation District of Jefferson County, Texas Dock and Wharf Facility Revenue Bonds, Series 2016, in the principal amount of $144,200,000 (as may be amended, restated, replaced, amended and restated or modified from time to time, the “Series 2016 Bonds”). All initially capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in the Indenture.

H    The proceeds of the Series 2016 Bonds will be applied to (i) reimburse and pay the Lessee for the development, construction, and acquisition of the Bond Financed Property (being certain facilities for the transport, loading, unloading, and storage of petroleum products) on behalf of the Lessor; (ii) pay capitalized interest with respect to a portion of the Series 2016 Bonds during construction of the New Property; and (iii) pay certain costs of issuance of the Series 2016 Bonds.

I.    Intentionally Omitted.

J.    Jefferson Railport Terminal II Holdings LLC (“Jefferson Holdings”), an affiliate of Lessee, and Lessee have proposed that if the Series 2016 Bonds are not successfully remarketed on the First Initial Bonds Remarketing Date for the Series 2016 Bonds (as defined in the Indenture), Jefferson Holdings and Lessee shall provide for the purchase of the Series 2016 Bonds from the holders thereof, at a purchase price equal to the principal amount thereof, plus accrued interest to the date of purchase, pursuant to a Standby Bond Purchase Agreement (as may be amended, restated, replaced, amended and restated, or modified from time to time, the “Standby Bond Purchase Agreement”), by and among Lessor, Lessee, Jefferson Holdings and the Trustee. Pursuant to the Standby Bond Purchase Agreement, Jefferson Holdings shall additionally guarantee the payment of all Rent (as herein defined) and principal of and premium and interest on the Series 2016 Bonds prior to repurchase from proceeds of remarketing, redemption, or defeasance of all of the Series 2016 Bonds on or prior to the First Initial Bonds Remarketing Date.

K.    Intentionally Omitted.

L    Pursuant to a Leasehold Deed of Trust and Security Agreement, dated as of February 1, 2016 (as may be amended, restated, replaced, amended and restated, or modified from time to time, the “Jefferson Deed of Trust”), Lessee will grant a deed of trust lien on and security interest in its interest herein and in the Ground Lease and in all buildings, fixtures, modifications, replacements, improvements, easements, rights-of-way, air/water/development rights, machinery and equipment thereon or with respect thereto to the Trustee to secure its obligations under the Standby Bond Purchase Agreement and this Facilities Lease.

M.    At its meetings of November 23, 2015 and February 22, 2016, the Port Commission of Lessor authorized the execution of this Facilities Lease with Lessee for the purposes herein stated.

N.    Lessor and Lessee are desirous of entering into this Facilities Lease to set forth the terms and conditions of the leasing of the Bond Financed Property by Lessor to Lessee.

IN CONSIDERATION of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Description of Bond Financed Property. In consideration of the rents and covenants herein contained on the part of Lessee to be paid, kept and performed, Lessor does hereby Lease and demise to Lessee the Bond Financed Property, which may be leased pursuant to the Ground Lease pursuant to the terms thereof. Lessor and Lessee acknowledge and agree that descriptions as shown in Exhibit C are based on reasonably expected development plans, and that Exhibit C may be amended from time to time based on final design, engineering, plans and specifications for individual property, equipment or improvements; provided, however, that any such changes shall require a Tax Opinion (as defined in the Indenture). Any amended Exhibit C shall be based on final design, engineering, plans and specifications shall be reasonably related in scale and scope to the current Exhibit C and subject to the approval of Lessor and Lessee, and approval (after receipt of the aforementioned Tax Opinion) is within each party’s consent not to be unreasonably withheld. Lessee shall construct, or cause to be constructed, the New Property and Lessee shall provide all labor, materials, equipment and services to construct the New Property in a good and workmanlike manner using all new materials, in compliance with applicable laws, the assumptions and requirements, if any, contained in the Tax Opinion (as defined in the Indenture), and otherwise in compliance with Exhibit E attached hereto and made a part hereof.

2.Surface Rights. Lessor and Lessee hereby acknowledge and agree, notwithstanding any provision of the Ground Lease to the contrary, Lessor shall retain all surface rights with respect to the Site necessary to own, operate, use and enjoy the Bond Financed Property, subject to the provisions of this Facilities Lease including, but not limited to, the right of Lessee to quiet enjoyment in Section 9.4 hereof.

3.Uses of Bond Financed Property. The Bond Financed Property is leased for the purposes described in Section 3.4 hereof, and Lessee agrees to restrict its use to such purposes and not to use or permit the use of the Bond Financed Property for any other purposes without first obtaining the express written consent of Lessor, which consent may require receipt of a Tax Opinion (as defined in the Indenture).

3.1    Subject to the below exceptions, Lessor grants in good faith to Lessee the right of reasonable ingress and egress to and over the Site for the use of the Bond Financed Property for the purposes herein stated, including rights of Rail Access, subject to the legal rights of other persons or parties in and to such property and subject to the rates, charges, rules, regulations and provisions of Lessor’s tariffs as provided in the Ground Lease. The right of Rail Access is provided on a scheduled basis by class 1 railroads, and is subject to the rights granted under the POB I Lease, the Ground Lease, and the POB III Lease, and to rights of Rail Access granted to affiliates of Lessee or as otherwise approved by Lessee. Lessor provides no guaranties and does not provide any rail services along class 1 railroads to Lessor’s Property, including but not limited to the Bond Financed Property. Instead, Lessee shall be required to negotiate and obtain rail ingress and egress access solely through class 1 railroads. Lessee shall be responsible for railcar and/or locomotive demurrage charged by the class 1 railroads for Lessee’s unit train or manifest rail business utilizing Bond Financed Property.

Lessor shall provide waterway access for Lessee and necessary easements and rights of way over Lessor’s Property to construct, operate, and maintain any pipeline facilities constituting Bond Financed Property, without additional charge; provided, however, that no Bond Financed Property may be located (i) on land not owned by Lessor or (ii) on land owned by Lessor that is financed by, pledged or otherwise provides security in any manner for any other tax-exempt bond financing (such land described in (ii) hereof, the "Lessor Financed Property"), unless Lessor first receives, at Lessee's expense, an opinion of a reputable bond counsel reasonably acceptable to Lessor that such construction shall not adversely affect the exclusion of interest on such other tax-exempt bond financing from gross income of the owners thereof for federal income tax purposes. Lessor represents and warrants that, to its knowledge, as of the Effective Date no portion of the 85-acre Site (excluding easements, if any) qualifies as Lessor Financed. Lessor shall not cause or permit any portions of the 85-acre Site (excluding easements, if any) to become Lessor Financed Property.

Lessor expressly retains and reserves the right of access to the Bond Financed Property for the purposes of repairing, inspecting and/or maintaining all property, facilities and equipment related to the business of Lessor, including but not limited to repairs, inspections, construction, or maintenance, and agrees such entry onto the Leased Premises shall not unreasonably impede Lessee’s rights to operate under this Facilities Lease or the right of Lessee to quiet enjoyment in Section 9.4. However, Lessor’s retained right to access the Bond Financed Property under this Section 3.1 does not diminish or reduce Lessee’s responsibilities and duties herein to properly repair and maintain the Bond Financed Property.

3.2.    Subject to POB Lease I and POB Lease III, Lessor hereby agrees that it shall provide to Lessee at Lessee’s expense (but without any additional consideration to Lessor therefor) such easements, rights of way or similar property rights with respect to Lessor’s Property as may be necessary, as reasonably determined by Lessee and Lessor, to construct, install and complete equipment and improvements described in Exhibit C hereto as set forth in Section 1 (and residing on land pursuant to which Lessee has rights under the Ground Lease). Lessor’s consent may not be unreasonably withheld; provided, however that Lessor need not incur any cost or expense to obtain any such easements, rights of way or similar property rights.

3.3    Lessee covenants and warrants not to handle, store, use, load, or unload at the Bond Financed Property any toxic, corrosive, flammable, odorous, explosive product, or similarly related products, except in accordance with law. Lessee further covenants and warrants that Lessee’s operations shall be handled in a manner (including, but not limited to, vapor recovery and combustion during the handling of Lessee products) that meets or exceeds liquid bulk transloading industry standards.

3.4.    It is the intent of Lessor and Lessee that Lessee own (other than with respect to Bond Financed Property) or operate facilities for the import, storage, handling, transfer and export of (i) liquid hydrocarbons and refined or unrefined petroleum products and similar products (including crude oil, diluents, and diesel), (ii) biofuels, (iii) liquefied natural gas, (iv) products required to be transported in vessels with a Type II barge hull, within the meaning of 46 CFR 151.10-1 and (v) other products approved from time to time by Lessor in its sole discretion (“Product”) for the Lease Term of this Facilities Lease, including all extensions and renewals hereof. Lessee’s rights to operate under this Facilities Lease and the right of Lessee to quiet enjoyment in Section 9.4 hereof shall not be unreasonably impeded by Lessor, or its customers or tenants, with respect to future handling of Product, by rail, truck, pipeline or water-borne means. If Lessor, or its customers or tenants, desire to construct, operate, or otherwise engage in a facility for handling Product by rail, truck, pipeline or water-borne means, said operations may be commenced by Lessor, or its customers or tenants, only upon mutual consent between Lessee and Lessor, which consent shall not be unreasonably withheld, delayed or conditioned.

Lessee shall have a right to the use of rail switches located on Lessor’s Property, subject to the rights as to switches granted under the POB I Lease, the Ground Lease and the POB III Lease.

3.5    Subject to Lessee’s obligation to comply with applicable law, Lessee shall have the right to install, illuminate and maintain during the Lease Term hereof usual and customary signs and to install such other signage in and about the Site as required under applicable law. Lessee shall have the right to modify its signs from time to time and Lessor shall not interfere with such modifications as long as the signs as so modified comply with all applicable law.

3.6    Notwithstanding the foregoing, Lessor shall retain such easements, rights of ways of similar interests in the Leased Premises (i) to allow for the use and maintenance of all roadways located on, adjacent to or accessing the Bond Financed Property, and (ii) as may be necessary to allow for the completion and maintenance of the roadway proposed or under construction to provide access to Interstate Highway-10; provided, however, such rights onto the Leased Premises shall not unreasonably impede Lessee’s rights to operate under this Facilities Lease or the right of Lessee to quiet enjoyment in Section 9.4 hereof.

4.    Term of Lease. The term of this Facilities Lease shall commence as of the Execution Date (the “Commencement Date”). This Facilities Lease shall terminate on July 31, 2063 (being the day prior to the fiftieth anniversary of the commencement date of the Ground Lease) (“Lease Term”).

4.1    Intentionally Omitted.

4.2    Subject to any rights of any mortgagee of interests in the Bond Financed Property, Lessee shall have the right to purchase the Bond Financed Property as follows: (i) if the Bonds (as defined in the Indenture) have not been paid in full and are outstanding, for the greater of (a) the amount necessary to pay the Bonds in full or (b) the then fair market value of the Bond Financed Property at the time the right to purchase is exercised as determined by an appraiser or (ii) after the Bonds have been paid in full and are not outstanding, an amount equal to the then fair market value of the Bond Financed Property at the time the right to purchase is exercised as determined by an appraiser. Such right must be exercised (if at all) in writing and at least one hundred twenty (120) days prior to the intended acquisition date, which intended acquisition date must be prior to the expiration of the Lease Term as contemplated herein and the term of the Ground Lease (as provided for therein). At the time the right to purchase is exercised, the then fair market value of the Bond Financed Property shall be appraised. Such appraisal shall be performed by a qualified appraiser procured by Lessor in accordance with the requirements of the Texas Professional Services Procurement Act, Chapter 2254, Texas Government Code (the "Act") and as required by §60.412(c), Water Code. Lessor shall proceed to procure an appraiser and designated sub-consultants as necessary to perform the appraisal of the fair market value of the Bond Financed Property based upon the most current edition of the Appraisal Institute Uniform Standards of Professional Appraisal Practices ("USPAP") and any applicable state law for appraisal of industrial assets such as the Bond Financed Property. The appraisal report shall be a "self-contained narrative report" and must note onsite inspection of the Bond Financed Property by the appraiser, and the appraisal report shall be executed by the primary certified appraiser handling the preparation of and the recitation of the appraised value(s) as presented in the appraisal report. Such appraiser shall be responsible for all analysis and conclusions notwithstanding that such analysis and conclusions are in part generated through the collection of data and information by employees of the appraiser or third party designated sub-consultants. Lessor and Lessee shall collaborate on the appraisal procurement request for proposal, Lessor and Lessee shall jointly review responses to request for proposal, and Lessor and Lessee shall jointly designate the qualified appraiser.

5.    Rental Payment. In addition to any rent owed under or pursuant to the Ground Lease, Facilities Lease Rent (as herein defined) shall be payable hereunder commencing on the Execution Date. In addition, Lessee agrees to pay, as rent hereunder, amounts equal to (i) all third-party costs, expenses and fees related to the Series 2016 Bonds, including the fees and expenses of the Trustee, the Tender Agent, the Bond Registrar, the Authentication Agent, and the Remarketing Agent, when due, and (ii) all Rebate Amounts (as defined in the Indenture) when due thereunder. An amount sufficient to provide for the payment of interest on the Series 2016 Bonds to the First Initial Bonds Remarketing Date and, if not then repurchased from proceeds of a remarketing or by Lessee or Jefferson Holdings pursuant to the Standby Bond Purchase Agreement, the principal of and interest on the Series 2016 Bonds when due thereafter until repurchased, redeemed, or defeased in whole, and an amount sufficient to provide for the payment of principal of and interest on the Series 2016 Bonds when, if, and as remarketed in an Interest Mode (as defined in the Indenture) on terms approved by Lessor and Lessee in their sole discretion are referred to together as the “Facilities Lease Rent” (Facilities Lease Rent, together with the third-party costs, expenses and fees described in clause (i) above and the Rebate Amounts described in clause (ii) above, are collectively the “Rent”). Lessee shall receive a credit towards the payment of Facilities Lease Rent for all amounts on deposit in the Bond Proceeds Subaccount of the Interest Account of the Debt Service Fund (including any amount returned to the Lessor in accordance with the Indenture) and shall prepay Facilities Lease Rent in the amount required to be deposited to the Prepaid Rent Subaccount of such Interest Account. On or following the remarketing of the Series 2016 Bonds as Fixed Rate Bonds (as defined in the Indenture), if ever, this Facilities Lease shall have attached hereto as Exhibit D a Schedule of Facilities Lease Rent evidencing monthly payments in amounts sufficient to provide for the payment of principal of and interest on the Series 2016 Bonds and, for the avoidance of doubt, such attachment shall not be deemed an amendment to this Facilities Lease. Facilities Lease Rent shall be deposited directly with the Trustee in a timely manner to assure that amounts sufficient to pay principal of and interest on the Series 2016 Bonds then due are on deposit with the Trustee at least fifteen (15) days prior to each Interest Payment Date (as defined in the Indenture).

6.    Wharfage Rates and Port Charges. Lessee agrees that wharfage shall be paid to Lessor in accordance with Exhibit C to the Ground Lease (the “Port Charges”) for each short ton of cargo moving through, out of, or into the Bond Financed Property. Lessee further agrees that a rail facility usage charge shall be paid to Lessor in accordance with Exhibit C to the Ground Lease (the “Port Rail Charges”) for each loaded railcar utilizing the Bond Financed Property. Lessee further agrees that the Port Security Fee shall be paid to Lessor in accordance with Exhibit C to the Ground Lease for each short ton of cargo utilizing the Bond Financed Property. All other provisions and charges of Lessor’s tariffs shall apply, except as otherwise set forth therein. Wharfage rates, Port Rail Charges, and Port Charges, as set forth in Exhibit C to the Ground Lease, shall be adjusted as provided under the Ground Lease. All changes contemplated under this Section 6 due by Lessee shall be paid as and when required under the Ground Lease and no additional amounts under this Section 6 shall be due. Any cargo or other property for which Port Charges, Port Rail Charges or Port Security Fees are paid pursuant to the Ground Lease, the POB I Lease or the POB III Lease shall not be charged such fees hereunder. Lessor and Lessee agree that there shall be additional minimum payments with respect to the Port Charges, Port Rail Charges or Port Security Fee that are set forth in the Ground Lease, the POB I Lease and the POB III Lease. Amounts payable to the Port pursuant to this Section 6 shall not be considered Pledged Revenues under the Indenture.

7.    Surrender of Premises; Ownership of Improvements. Subject to Section 4.2 hereof, at the expiration or termination of this Facilities Lease, Lessee agrees to: (1) surrender possession of the entire Bond Financed Property (except to the extent purchased by Lessee pursuant to the terms of this Facilities Lease, in which event Section 7 of the Ground Lease shall control) to Lessor; and (2) otherwise return the Bond Financed Property to Lessor in good operating condition, in accordance with the provisions of Section 8.5 below.

8.    Covenants and Agreements of Lessee. Lessee covenants and agrees as follows:

8.1    Lessee agrees to pay all costs and expenses of its operations on the Bond Financed Property and the cost of all utilities, such as gas, water, electricity, telephone, telegraph and cable service, and for all taxes and assessments on the Bond Financed Property. Additionally, Lessee agrees to pay all costs and expenses related to improvements to utilities, such as gas, water, electricity, telephone, telegraph, and cable services that are needed to accommodate Lessee’s operations.

8.2    Lessee agrees to pay when due all Rent and other charges herein described attributable to the Bond Financed Property as same shall become due.

8.3    In the conduct and operation of its business in and about the Bond Financed Property, Lessee agrees to conform and comply with all laws relating thereto and the requirements of any properly constituted public tribunal or governmental agency or federal, state, municipal or other political subdivision authority having jurisdiction thereof and the reasonable requirements of insurance companies carrying insurance upon the Bond Financed Property, or of any board of fire insurance underwriters, rating bureau, or similar body applicable thereto.

8.4    Lessee agrees that it shall not commit or permit waste on or of the Bond Financed Property and to keep the Bond Financed Property in a clean and sanitary condition and generally to observe and practice “good housekeeping” principles in and about the operations thereof. Additionally, Lessee will implement and enforce a site safety plan and promptly correct safety hazards or concerns on the Bond Financed Property in the manner as provided in the Ground Lease. Lessor is under no obligation or duty to implement and/or enforce Lessee’s site safety plan or to promptly correct any potential safety hazards. Any liability resulting from the adequacy, implementation, or enforcement of the site safety plan is solely attributable to Lessee, and any liability resulting from Lessee’s failure to promptly correct safety hazards is solely attributable to Lessee.

8.5    At its own expense, Lessee agrees to make all repairs, maintenance, replacements or other work reasonably necessary to keep the Bond Financed Property in substantially as good condition as the same were received by Lessee and in accordance with the assumptions in the Engineering Report for Initial Bond Projects, prepared by Lanier & Associates, Consulting Engineers, Inc., Job No. 9655-0, as revised, dated February 16, 2016 (as may be amended, restated, replaced, amended and restated or modified from time to time with the approval of Lessor (not to be unreasonably withheld), and the delivery of a Tax Opinion in connection with an amendment to Exhibit C, the “Engineer’s Report”) ordinary wear and tear, obsolescence, damage by fire (other than a fire resulting in part or full from Lessee’s acts or omissions) or other casualty beyond Lessee’s control excepted, except as otherwise provided in Section 17.3 below.

8.6    Intentionally Omitted.

8.7    Lessee shall pay all taxes, if any, assessed on the value of the leasehold or the leasehold improvements.

8.8    Intentionally Omitted.

8.9    Lessor acknowledges and agrees that this Facilities Lease shall be deemed and construed to be a “net lease,” and Lessee shall pay absolutely all operating costs of the Bond Financed Property during the Term, including the Rent and all other payments required hereunder, free of any deductions, and without abatement, deduction or setoff (other than credits against Rent expressly provided for in this Facilities Lease).

8.10    Lessee hereby makes an irrevocable election (binding on Lessee and all successors in interest under this Facilities Lease) never to claim depreciation or an investment credit with respect to such Bond Financed Property.

8.11    If required by applicable law (or if Lessor is required by applicable law to do so in connection with the Project), Lessee agrees to post a payment bond and/or performance bond for the Project and Lessee agrees to include Lessor as an additional obligee thereunder. In addition, Lessee shall comply with any procurement provisions or requirements of applicable law with respect to the Project.

9.    Lessor Covenants.

9.1    Lessor shall have the right, at its sole cost, responsibility, and expense, to make at any time alterations to Lessor’s Property and to construct other improvements on Lessor’s Property (“Lessor Improvements”) provided that such alterations do not substantially impair the use thereof by Lessee for the purposes herein described and so long as same are in compliance with all requirements of the POB I Lease, the Ground Lease, and the POB III Lease.

9.2    Lessor shall pay for all labor and services performed for, materials used by or furnished to Lessor, or used by or furnished to any contractor employed by Lessor with respect to the initial construction of any Lessor Improvements and hold Lessee and the Bond Financed Property harmless and free from any liens, claims, encumbrances or judgments created by Lessor. If Lessor elects to post a payment or performance bond or is required to post an improvement bond with a public agency in connection with the above, Lessor agrees to include Lessee as an additional obligee thereunder.

9.3    Lessor is and shall remain for the Lease Term hereof the true and lawful owner of the Bond Financed Property and, has good right and full power to let and lease the Bond Financed Property. Lessor agrees that, contingent upon Lessee’s compliance with the terms of this Facilities Lease such that no Event of Default has occurred and is continuing, Lessee shall quietly and peaceably hold, possess and enjoy the Bond Financed Property for the full Lease Term of this Facilities Lease without any hindrance or molestation by the agents or employees of Lessor as discussed herein, and Lessor will defend the title to the Bond Financed Property and the use and occupancy of the same by Lessee against the lawful claims of all persons whomsoever claiming by, through, or under Lessor (but not otherwise) except those claiming by, through, or under Lessee.

9.4    Lessor shall maintain a fee simple interest in the Bond Financed Property free and clear of any mortgages, deeds, encumbrances, declarations, easements, liens or restrictions, or any other encumbrances, other than as provided in the Indenture, and that would restrict Lessee’s use of the Bond Financed Property for the purposes herein described or would restrict in any respect the right of Lessee, its employees and invitees to use the Bond Financed Property in accordance with the terms of this Facilities Lease (“Encumbrances”). Lessor agrees promptly to discharge or to cause to be discharged any Encumbrances attaching to such Lessor Improvements; or if in default for thirty (30) days after written notice thereof from Lessee, Lessor shall reimburse Lessee any amount or amounts paid by Lessee, including reasonable attorneys’ fees and expenses in causing the removal of such Encumbrances. Nothing herein contained, however, shall require Lessee to discharge such Encumbrances except in its own discretion. Lessor shall, however, have the right to contest any such Encumbrances or claim for Encumbrances provided it shall serve notice upon Lessee of its election to contest the same prior to Lessee making any payments or incurring any attorneys’ fees or expenses; and in such case, Lessor shall not be in default with respect thereto and Lessee shall not have the right to make any payments for the removal of such Encumbrances until such contest by Lessor shall have terminated.

9.5    Intentionally Omitted.

10.    Waiver and Indemnity.

10.1     LESSEE HEREBY WAIVES ALL CLAIMS, RIGHTS OF RECOVERY AND CAUSES OF ACTION THAT LESSEE OR ANY PARTY CLAIMING BY, THROUGH OR UNDER LESSEE MAY NOW OR HEREAFTER HAVE BY SUBROGATION OR OTHERWISE AGAINST LESSOR AND LESSOR’S COMMISSIONERS, OFFICERS, DIRECTORS, PARTNERS, ATTORNEYS, AGENTS, AND EMPLOYEES FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO ALL OR ANY PORTION OF THE BOND FINANCED PROPERTY, BY REASON OF FIRE OR OTHER CASUALTY, OR BY REASON OF ANY OTHER CAUSE EXCEPT LESSOR’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT (THUS EXPRESSLY INCLUDING SIMPLE NEGLIGENCE OF LESSOR AND LESSOR’S COMMISSIONERS, OFFICERS, DIRECTORS, PARTNERS, ATTORNEYS, AGENTS, AND EMPLOYEES).

10.2    LESSEE HEREBY ASSUMES ANY AND ALL LIABILITY FOR, AND AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LESSOR AND LESSOR’S COMMISSIONERS, OFFICERS, DIRECTORS, PARTNERS, ATTORNEYS, AGENTS, AND EMPLOYEES FROM AND AGAINST, ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, ACTIONS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES) RESULTING FROM (A) THE ISSUANCE, OFFERING, SALE, DELIVERY OR PAYMENT OF THE SERIES 2016 BONDS OR THE INTEREST THEREON, THE INDENTURE AND ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH AND ANY OBLIGATIONS IMPOSED ON THE LESSOR THEREBY, (B) ANY INJURIES TO OR DEATH OF ANY PERSON, (C) VIOLATIONS OF ANY JUDICIAL DECISIONS, ORDERS, INJUNCTIONS, WRITS, STATUTES, RULINGS, RULES, REGULATIONS, REGULATORY OR ADMINISTRATIVE AGENCY DECISIONS, PERMITS, CERTIFICATES OR ORDINANCES OF ANY GOVERNMENTAL AUTHORITY IN ANY WAY APPLICABLE TO LESSEE OR THE BOND FINANCED PROPERTY, INCLUDING ZONING, FEDERAL TAX MATTERS, ENVIRONMENTAL MATTERS OR THE IMPOSITIONS OF ANY REMEDIAL OBLIGATIONS TO PROTECT HEALTH OR THE ENVIRONMENT (THE “LEGAL REQUIREMENTS”), OR (D) ANY BUSINESS INTERRUPTIONS AND/OR INTERFERENCE, INCLUDING RAIL DEMURRAGE OR ANY DAMAGE TO ANY PROPERTY OCCURRING DURING THE TERM OF THIS FACILITIES LEASE IN OR AROUND THE BOND FINANCED PROPERTY OR LESSOR’S PROPERTY AND RELATED HERETO OR AFTER THE LEASE HAS EXPIRED IF THE BUSINESS INTERRUPTION, BUSINESS INTERFERENCE, OR DAMAGE WAS CAUSED BY AN ACT OR OMISSION OF LESSEE, ITS OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES DURING THE TERM OF THE LEASE, EXCEPT THAT LESSEE SHALL HAVE NO LIABILITY FOR OR OBLIGATION TO DEFEND, INDEMNIFY OR HOLD HARMLESS LESSOR AND LESSOR’S COMMISSIONERS, OFFICERS, DIRECTORS, PARTNERS, ATTORNEYS, AGENTS, AND EMPLOYEES FROM THEIR OWN ACTS OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT (THUS EXPRESSLY INCLUDING SIMPLE NEGLIGENCE OF LESSOR AND LESSOR’S COMMISSIONERS, OFFICERS, DIRECTORS, PARTNERS, ATTORNEYS, AGENTS, AND EMPLOYEES) RESULTING IN LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, ACTIONS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES.

10.3    LESSOR SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO LESSEE, OR TO LESSEE’S OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES, FOR BODILY INJURY, DEATH, PROPERTY DAMAGE, BUSINESS INTERRUPTION, LOSS OF PROFITS, LOSS OF TRADE SECRETS OR OTHER DIRECT OR CONSEQUENTIAL DAMAGES OCCASIONED BY (A) FORCE MAJEURE, (B) VANDALISM, THEFT, BURGLARY AND OTHER CRIMINAL ACTS (OTHER THAN THOSE COMMITTED BY LESSOR AND ITS EMPLOYEES), OR (C) THE CONDITION, REPAIR, REPLACEMENT, MAINTENANCE, DAMAGE, DESTRUCTION OR RELOCATION OF THE BOND FINANCED PROPERTY.

11.    Insurance. Lessee shall, at its sole cost and expense, procure and maintain (or cause to be procured and maintained) during the Lease Term of this Facilities Lease, and during the term of the Ground Lease if longer than the Lease Term of this Facilities Lease, insurance coverage with respect to the Bond Financed Property as described in the Ground Lease (including Section 11 thereof) as if the Bond Financed Property were Lessee Improvements. The obligations of this paragraph shall survive expiration of termination of this Facilities Lease; provided that, if Lessee exercises its rights specified in Section 4.2 hereof, the Bond Financed Property acquired pursuant to Section 4.2 shall automatically qualify as Lessee Improvements as provided in the Ground Lease, and this Facilities Lease shall be terminated.

In addition, before starting of any work related to the New Property, and in addition to the coverages required under the preceding paragraph, Lessee shall obtain (or cause its contractor(s) to obtain) and maintain Builder’s Risk insurance or all-risk property insurance upon the Bond Financed Property for the full cost of replacement at the time of loss. This insurance shall include the interests of Lessor as a named insured. This insurance shall be written as a builder’s risk or "all risk" or equivalent form to cover all risks of physical loss except those specifically excluded by the policy, and shall insure at least against the perils of fire, lightning, explosion, windstorm, and hail, smoke, aircraft (except aircraft, including helicopter, operated by or on behalf of Lessor) and vehicles, riot and civil commotion, theft, vandalism, malicious mischief, debris removal, flood, earthquake, earth movement, water damage, wind, testing if applicable, collapse however caused, and damage resulting from defective design, workmanship or material. Lessee shall be solely responsible for any deductible amounts or coinsurance penalties. This Builder’s Risk or all-risk policy shall provide for a waiver of subrogation in favor of Lessor. This Builder’s Risk or all-risk insurance shall remain in effect until final payment has been made or until no person or entity other than Lessor and Lessee have an insurable interest in the New Property to be covered by this insurance, whichever is sooner, and an owner’s policy of all-risk insurance shall be maintained at all times thereafter. Except as may otherwise set forth in the immediately preceding sentences of this paragraph, the Builder’s Risk or all-risk insurance shall also comply with the requirements of Section 11 of the Ground Lease.

12.    Assignment/Subletting. Lessee may not assign or sublet all or substantially all of the Bond Financed Property or assign the rights and obligations herein without first obtaining written approval by Lessor for such assignment or sublet and then, only in conjunction with an assignment of the Ground Lease.  Lessor approval of a proposed assignment or sublet of all or substantially all of the Bond Financed Property shall not be unreasonably withheld provided that (i) the proposed assignee or sublessee is a party of similar financial worth to Lessee, and Lessee shall have provided Lessor with proof thereof, (ii) the proposed assignee or sublessee is experienced in the Permitted Uses (as defined in the Ground Lease) and Lessee shall have provided Lessor with proof thereof, (iii) the nature and character of the proposed assignee or sublessee, its business and activities and intended use of the Bond Financed Property are in Lessor’s reasonable judgment consistent with the requirements of this Facilities Lease, and is expressly subject to all of the terms and provisions of this Facilities Lease (which any assignee shall also expressly assume in writing) and to any matters to which this Facilities Lease is subject, including, without limitation, the Tax Certificate (as defined in the Indenture), and the Sublessee agrees in writing to perform all the Lessee’s covenants, and (iv) the granting of such consent will not constitute a default under any other agreement to which Lessor is a party or by which Lessor is bound; and further provided that Lessor shall never be required to accept or approve any such assignee or sublessee that would adversely affect or otherwise jeopardize Lessor’s “strategic seaport” classification by the United States Department of Defense.  Consent by Lessor to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting.  Lessee shall at all times remain liable for the payment of Rent herein and for compliance with all of its other obligations under this Facilities Lease notwithstanding any assignment or subletting under the Lease. The foregoing is not intended to prevent the sublease by Lessee of less than substantially all of the Bond Financed Property, or to require the consent of the Lessor with respect to any such sublease; provided, however, that Lessee shall deliver a copy each sublease to Lessor promptly after its execution and such sublease shall contain an express obligation on behalf of the sublessee to comply with all the terms and conditions of this Facilities Lease, and that no such sublessee shall (i) use the Bond Financed Property for any use that is not permitted or that would affect the tax-exempt status of the Series 2016 Bonds or (ii) adversely affect or otherwise jeopardize Lessor’s “strategic seaport” classification by the United States Department of Defense.

13.    Specifically Prohibited Use; Compliance with Tax Certificate. Lessee will not (a) use, occupy or permit the use or occupancy of the Bond Financed Property for any purpose or in any manner which is or may be, (i) in violation of the requirements of Section 3 hereof, (ii) in violation of any legal requirements, or (iii) an Event of Default under the Indenture, (b) commit or permit to remain any waste to the Bond Financed Property or (c) commit, or permit to be committed, any action or circumstance in or about the Bond Financed Property other than the use permitted under this Facilities Lease which, directly or indirectly, would lawfully justify Lessor’s insurance carrier in canceling the insurance policies maintained by Lessor on the Bond Financed Property and improvements thereon, or that would adversely affect the tax-exempt status of interest on the Series 2016 Bonds. Lessee shall faithfully and timely observe and perform each of its obligations under the Tax Certificate.

14.    Condition of Bond Financed Property.

14.1    Lessee acknowledges that Lessee has independently and personally inspected the Existing Property and has or will independently inspect all New Property (which Lessee will be constructing), and that Lessee has entered into this Facilities Lease based upon such examination and inspection and that Lessee accepts the Existing Property in its present condition and will accept the New Property upon completion in its then present condition, “AS IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED,” (other than any warranties that are expressly made herein or by the manufacturer or provider of any Bond Financed Property); specifically (without limiting the generality of the foregoing) without any warranty of (a) the nature or quality of any construction, structural design or engineering of any improvements currently located at or constituting a portion of the Bond Financed Property, (b) the quality of the labor and materials included in any such improvements, (c) the soil and environmental conditions existing at the Bond Financed Property and (d) the suitability of the Bond Financed Property for any particular purpose. Lessor shall not be required to make any improvements to the Bond Financed Property or to repair any damages to the Bond Financed Property, other than any improvements that are expressly agreed to herein. Lessor hereby assigns for the Lease Term of this Facilities Lease to Lessee its interest in any warranties provided by the manufacturer or provider of any Bond Financed Property as may be beneficial to Lessee in the performance of its obligations hereunder.

14.2    Intentionally Omitted.

15.    Completion of Bond Financed Property.

15.1    Lessee shall be responsible for the acquisition, construction, installation and completion of the Bond Financed Property; Lessor shall have no obligation to complete Project or to guarantee completion of the Project. Lessee shall apply proceeds of the Series 2016 Bonds allocated to acquisition, construction, installation and completion to payment for all labor and services performed for, materials used by or furnished to Lessee, or used by or furnished to any contractor employed by Lessee with respect to the Bond Financed Property in accordance with the terms and conditions of the Indenture and the assumptions used in the useful life determinations provided in the Engineer’s Report, and hold Lessor and the Bond Financed Property harmless and free from any liens, claims, encumbrances or judgments created or suffered by Lessee. If Lessee is required or elects to post a payment or performance bond or an improvement bond with a public agency in connection with the above, Lessee agrees to include Lessor as an additional obligee thereunder.

15.2    Lessee shall not permit any laborers’, mechanics’, or materialmens’ liens to be perfected upon the Bond Financed Property by any laborer, contractor, or subcontractor employed by Lessee during the Lease Term hereof and Lessee agrees promptly to discharge or to cause to be discharged any such lien or liens attaching to such improvements; or if in default for ninety (90) days after written notice thereof from Lessor, Lessee shall pay as additional rent any amount or amounts paid by Lessor, including reasonable attorneys’ fees and expenses in causing the removal of such lien or liens. Nothing herein contained, however, shall require Lessor to discharge such lien or liens except in its own discretion. Lessee shall, however, have the right to contest any such lien or claim for lien provided it shall serve notice upon Lessor of its election to contest the same prior to Lessor making any payments or incurring any attorneys’ fees or expenses; and in such case, Lessee shall not be in default with respect thereto and Lessor shall not have the right to make any payments for the removal of such lien or liens until such contest by Lessee shall have terminated.

15.3    Lessee is entitled to charge and receive a construction management and mobilization fee (“CM&M Fee”) as a construction manager-agent pursuant to Section 60.461 of the Texas Water Code equal to eight percent (8%) of the value of the New Property. Such CM&M Fee shall be paid pursuant to a contract, as required by Section 60.461 of the Texas Water Code, entered into between the Lessee and Lessor no later than the commencement of any work on the New Property, and shall be paid as a Project Cost through requisitions as provided in Section 4.06 of the Indenture in pro rata installments on a concurrent basis with requisitions for payment of the costs related to the New Property.

16.    Access by Landlord. Lessor, its employees, contractors, agents and representatives, shall have the right (and Lessor, for itself and such persons and firms, hereby reserves the right) to enter the Bond Financed Property during normal business hours, (a) to inspect the Bond Financed Property, (b) to show the Bond Financed Property to prospective purchasers or tenants, (c) to determine whether Lessee is performing its obligations hereunder and, if it is not, to perform same at Lessor’s option and Lessee’s expense or (d) for any other purpose deemed reasonable by Lessor. In an emergency, Lessor (and such persons and firms) may use any means to open any door into or in the Bond Financed Property without any liability therefor after making reasonable efforts to contact Lessee to provide access thereto. Access to the Bond Financed Property by Lessor or any other person or firm named in the first sentence of this Section 16 for any purpose permitted herein shall not constitute a trespass or an eviction (constructive or otherwise) or entitle Lessee to any abatement or reduction of rental, or constitute grounds for any claim (and Lessee hereby waives any claim) for damages or for any injury to or interference with Lessee’s business, or for loss of occupancy or quiet enjoyment or for consequential damages.

17.    Damage, Destruction and Condemnation. If any Bond Financed Property is damaged or destroyed during the Lease Term by a casualty loss, Lessee shall promptly and diligently rebuild and restore the same, at its expense, to its condition prior to such destruction or to another safe condition, provided proceeds of insurance are sufficient for such purposes. Lessee shall have full use of and the right to apply any insurance proceeds available for such rebuilding and restoration.

17.1    If after the Execution Date and prior to the expiration of the Term, the whole of the Bond Financed Property shall be taken under power of eminent domain by any public or private authority, or conveyed by Lessor (subject to Lessee’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned) to said authority in lieu of such taking, then this Facilities Lease and the Lease Term hereof shall cease and terminate as of the date of such taking; subject, however, to the right of Lessee, at its election, to continue to use of the Bond Financed Property, subject to the terms and provisions of this Facilities Lease, for all or such part, as Lessee may determine, of the period between the date of such taking and the date when possession of the Bond Financed Property shall be taken by the taking authority and any unearned Rent, if any, paid in advance, shall be refunded to Lessee; subject, further, to Lessee’s right to keep this Facilities Lease in full force and effect in accordance with all governmental requirements, if termination hereof would reduce any award for a taking, as set forth herein below.

17.2    If, after the Execution Date and prior to the expiration of the Term, any taking under the power of eminent domain by a public or private authority or any conveyance by Lessor in lieu thereof, shall result in a reduction of more than thirty-three percent (33%) of the Bond Financed Property or a lesser amount is taken but the use of the Bond Financed Property for Lessee’s business has been substantially and materially impaired in Lessee’s reasonable business judgment, then Lessee may, at its election, terminate this Facilities Lease by giving Lessor notice of the exercise of Lessee’s election within thirty (30) days after Lessee shall receive actual notice of such taking, and either by paying to Trustee an amount sufficient to pay or defease in full the Series 2016 Bonds. In the event of termination by Lessee under the provisions of this Section 17.2, this Facilities Lease and the Lease Term hereof shall cease and terminate as of the date of such taking, subject to the right of Lessee, at its election, to continue to occupy the Bond Financed Property, subject to the terms and provisions of this Facilities Lease, for all or such part, as Lessee may determine, of the period between the date of such taking and the date when possession of the Bond Financed Property shall be taken by the appropriating authority, and any unearned Rent, if any, paid in advance by Lessee shall be refunded to Lessee. Notwithstanding anything in the foregoing to the contrary, if any condemnation award for any taking would be reduced by the termination of this Facilities Lease with respect to a taking, as hereinabove set forth, then Lessee may elect to keep this Facilities Lease in full force and effect so as to obtain the highest possible award from the condemning authority.

17.3    In the event of a taking in respect of which Lessee shall not have the right to elect to terminate this Facilities Lease or, having such right, shall not elect to terminate this Facilities Lease, this Facilities Lease and the Lease Term hereof shall continue in full force and effect and Lessee (pursuant to a contract as required by Section 60.461 of the Texas Water Code and Lessor’s agreement to pay the CM&M Fee of the costs of the “Restoration” (as hereinafter defined) on a concurrent basis promptly upon the payment of the costs of the “Restoration”) shall forthwith promptly and diligently effect the “Restoration” through application of the “Restoration Portion”, as hereinafter defined and set forth. If this Facilities Lease is not terminated as a result of a taking, as set forth hereinabove in this Section 17.3, Lessor shall be entitled to receive the entire award except for that portion (the “Restoration Portion”) of the award necessary for the Restoration. If the entire award is insufficient for the Restoration, then the entire award shall be the Restoration Portion and Lessee shall have the right to terminate this Facilities Lease by written notice to Lessor within thirty (30) days after the insufficiency of the Restoration Portion is actually known to Lessee, and either by paying to Trustee an amount sufficient to pay or defease in full the Series 2016 Bonds. The term “Restoration” herein means the restoration of the remaining portions of the Bond Financed Property, including any and all improvements made theretofore and the remaining portions of the parking areas and other common areas of the Bond Financed Property, to an architectural whole in substantially the same condition that the same were in prior to such taking as close as reasonably practical. Lessor shall have sole discretion to be exercised in good faith on whether the Bond Financed Property has been restored.

17.4    All compensation awarded for any taking of the Bond Financed Property shall be applied (i) first, pro rata, based upon all costs of Lessor and Lessee with respect to construction and installation of the Bond Financed Property, and (ii) thereafter, pro rata based upon the present value of the Lease Term, including all renewal periods herein specified, if then exercised by Lessee.

18.    Subordination and Attornment.

18.1    Notwithstanding anything contained herein to the contrary, Lessor’s fee interest shall be superior to any leasehold mortgage or deed of trust on the Bond Financed Property, and such leasehold mortgage or deed of trust shall take subject to same with the intent of the parties being that a foreclosure of the leasehold mortgage or deed of trust shall in no event eliminate Lessor’s fee interest. In addition, any leasehold mortgage or deed of trust shall survive the termination of the Lease provided that the leasehold mortgagee or deed of trust trustee or beneficiary or any designator successor (the “Successor”) affirmatively assumes all Lessee’s obligations hereunder within one hundred twenty (120) days after succeeding to Lessee’s interest; provided that enforcement of any obligations of the Trustee as Successor shall be limited to the Trustee’s interest in property subject to the deed of trust and to the Trust Estate (as defined in the Indenture) and no claim shall be brought against the Trustee personally in connection with such obligations. Until such Successor is appointed and has so assumed all such obligations, Lessor may appoint a temporary operator to maintain and shutdown or operate the Bond Financed Property (in Lessor’s sole discretion), and the expenses thereof incurred by Lessor or its temporary operator shall be reimbursed to Lessor by the Successor within ten (10) days after written request from Lessor. If the Successor fails to expressly assume in writing one hundred twenty (120) days after succeeding to Lessee’s interest this Facilities Lease shall automatically terminate. As a material condition to Lessee’s execution of this Facilities Lease, upon its execution of this Facilities Lease, Lessee shall provide Lessor with an executed Memorandum of Lease in form and substance acceptable to Lessor (the “Memorandum”) to be executed by Lessee and Lessor, which will be recorded in the real estate records in the county in which the Bond Financed Property are located at Lessee’s expense. The Memorandum will contain the following provisions: “Lessee agrees that upon expiration or any proper termination of the Facilities Lease, it will release this Memorandum (and the Facilities Lease) of record, and further agrees that if such written termination or release is not filed of record with thirty (30) days after such expiration or termination, then Lessor is hereby authorized to execute on behalf, and in the name, of Lessee any such release and record the same in the public records at Lessee’s expense. This power in favor of Lessor is coupled with an interest and is not revocable by Lessee.” The Memorandum will be recorded by Lessee at its expense within five (5) days following the initial execution hereof and any final completion of Exhibit A and approval thereof by Lessor and promptly released by Lessee, at is expense, after expiration or termination of this Facilities Lease.

18.2    Should Lessor sell, convey or transfer its interest in the Bond Financed Property, then such party shall be substituted herein as Lessor and Lessee shall attorn to such succeeding party as its Lessor under this Facilities Lease promptly upon any such succession, provided that such succeeding party assumes all of Lessor’s duties and obligations under this Facilities Lease and agrees not to disturb Lessee’s leasehold interest hereunder in accordance with this Section 18.2 as long as an Event of Default has not occurred and is not continuing beyond any grace or cure period hereunder.

19.    Leasehold Financing. Lessee shall have the unrestricted right to execute and deliver a mortgage, deed of trust, pledge and/or collateral assignment of this Facilities Lease, but not Lessor’s fee interest in the Bond Financed Property, as security for any indebtedness or obligations in any form whatsoever. If Lessee shall execute and deliver a mortgage or deed of trust, and if the holder of the indebtedness secured thereby (the “Mortgagee”) notifies Lessor of the execution of such mortgage or deed of trust, and the name and place for service of notices upon such mortgage or deed of trust, then and in such event, Lessor hereby agrees for the benefit of Lessee and such Mortgagee from time to time:

(a)    That Lessor will give to any Mortgagee simultaneously with service on Lessee a duplicate of any and all notices or demands given by Lessor to Lessee.

(b)    The Mortgagee shall have the privilege of performing any of Lessee’s covenants or of curing any defaults by Lessee or of exercising any election, option or privilege conferred upon Lessee by the terms of the Lease.

(c)    Lessor shall not terminate this Facilities Lease or Lessee’s right of possession for any default of Lessee if, if after notice to the Mortgagee as provided in subsection (a) above, (i) with respect to any monetary default, within a period of sixty (60) days after the expiration of the period of time in which Lessee could have cured the default, such default is cured, or (ii) with respect to any non-monetary default, if within a period of one hundred twenty (120) days after the expiration of the period of time in which Lessee could have cured the default, such default is cured subject to Section 17.1 hereof.

(d)    Intentionally Omitted.

(e)    Intentionally Omitted.

(f)    Lessor shall recognize any Mortgagee or any assignee of any Mortgagee if such Mortgagee or assignee becomes successor to Lessee following any foreclosure (or deed in lieu of foreclosure) of Lessee’s leasehold interest in the Bond Financed Property, subject to Section 18.1 above. Lessor shall execute reasonable subordination, non-disturbance or attornment agreements as may be requested by a Mortgagee, provided any such agreement is consistent with the foregoing, and in form and substance reasonably acceptable to Lessor. Notwithstanding the foregoing, the Mortgagee or any assignee of any Mortgagee who becomes successor to Lessee must strictly abide under the terms of this Facilities Lease.

20.    Events of Default and Remedies.

20.1.    Each of the following occurrences shall constitute an “Event of Default” by Lessee under this Facilities Lease:

(a)    The failure of Lessee to pay Rent or rental as and when due hereunder and the continuance of such failure for a period of sixty (60) days thereafter;

(b)    The failure of Lessee to procure and maintain the insurance required by Section 11 of this Facilities Lease, or to provide evidence of such insurance as required herein, and the continuance of either such failure for a period of three (3) business days after written request therefor by Lessor; furthermore, in such event, Lessor shall be authorized (but not required) to procure such insurance coverage(s) in the amount(s) required by this Facilities Lease with all costs thereof to be reimbursed to Lessor by Lessee within thirty (30) days after written demand by Lessor with interest thereon at the rate set forth in Section 28 hereof from the date incurred by Lessor to the date reimbursed and paid by Lessee;

(c)    The failure of Lessee to perform, comply with or observe any other agreement, obligation, covenant, condition, or undertaking of Lessee, or any other term, condition or provision, in each case under this Facilities Lease in any material respect, and the continuance of such failure for a period of one-hundred and twenty (120) days after written notice from Lessor to Lessee specifying the failure; or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of 120 days, then such additional time as is reasonably necessary to complete such cure provided that Lessee has commenced such cure within the initial one-hundred and twenty (120) day period and diligent continues to pursue the same to completion;

(d)    The filing of a petition by or against Lessee (i) in any bankruptcy or other insolvency proceeding, (ii) seeking any relief under the Bankruptcy Code of the United States or any similar debtor relief law, or (iii) for the appointment of a liquidator or receiver for all or substantially all of Lessee’s property or for Lessee’s interest in this Facilities Lease and as to any such matter commenced against Lessee by an unrelated third party that remains undismissed, undischarged, unstayed or unbonded for a period of ninety (90) days;

(e)    If the interest of Lessee under this Facilities Lease shall, by operation of law, be transferred or passed to or devolve upon any other person, firm or corporation in violation of the terms of this Facilities Lease without Lessor’s written consent in cases in which such written consent is required hereunder;

(f)    If Lessee shall voluntarily abandon, desert, or vacate the Bond Financed Property, or voluntarily discontinue its operation thereon for a period of more than two (2) consecutive months and such periods as may be extended by Force Majeure;

(g)    The admission by Lessee in writing that it cannot meet its obligations generally as they become due or the making by Lessee of an assignment for the benefit of its creditors; and

(h)    an Event of Default, as therein defined, occurs and continues beyond any cure under the Ground Lease or the Indenture.

20.2.    Remedies. Upon the occurrence of and during the continuation of any Event of Default, Lessor may, at Lessor’s option and in addition to all other rights, remedies and recourses afforded Lessor hereunder or by law or equity (but excluding any right of non-judicial eviction), but subject to any rights of any Mortgagee or Successor herein described (including the rights of the Trustee under the Jefferson Deed of Trust), terminate this Facilities Lease by the giving of written notice to Lessee (with a copy to the Trustee), in which event Lessee shall pay to Lessor upon demand the sum of (i) all Rent and other amounts accrued hereunder to the date of termination, (ii) all amounts due under Section 20.3 and (iii) liquidated damage in an amount equal to (a) the total Rent that Lessee would have been required to pay for the remainder of the Lease Term of this Facilities Lease minus (b) the then present fair rental value of the Bond Financed Property for such period, with such difference discounted to present value at a discount rate reasonably designated by Lessor. Neither Mortgagee or Successor shall be responsible for such liquidated damages unless and until the obligations of Lessee under this Facilities Lease shall be assumed as herein provided.

20.3    Landlord’s Right to Pay or Perform. If Lessee fails to perform or observe any of its covenants, agreements, or obligations hereunder for a period of thirty (30) days after written notice of such failure is given by Lessor, then in addition to all other rights of Lessor provided herein Lessor shall have the right, but not the obligation, at its sole election (but not as its exclusive remedy), to perform or observe the covenants, agreements, or obligations which are asserted to have not been performed or observed at the expense of Lessee and to recover all reasonable costs or expenses incurred in connection therewith. Any performance or observance by Lessor pursuant to this Section 20.3 shall not constitute a waiver of Lessee’s failure to perform or observe.

20.4    Injunctive Relief; Remedies Cumulative. Lessor may restrain or enjoin any Event of Default or threatened Event of Default by Lessee hereunder without the necessity of proving the inadequacy of any legal remedy or irreparable harm. The rights, remedies and recourses of Lessor for an Event of Default shall be cumulative and no right, remedy or recourse of Lessor, whether exercised by Lessor or not, shall be deemed to be in exclusion of any other.

20.5    No Waiver; No Implied Surrender. Provisions of this Facilities Lease may not be waived orally or impliedly, but only by the party entitled to the benefit of the provision evidencing the waiver in writing. Thus, subject to the Lessee’s right to cure as otherwise provided in this Facilities Lease neither the acceptance of rental by Lessor following an Event of Default (whether known to Lessor or not), nor any other custom or practice followed in connection with this Facilities Lease, shall constitute a waiver by Lessor of such Event of Default or any other Event of Default. Further, the failure by Lessor to complain of any action or inaction by Lessee, or to assert that any action or inaction by Lessee constitutes (or would constitute, with the giving of notice and/or the passage of time) an Event of Default, regardless of how long such failure continues, shall not extinguish, waive or in any way diminish the rights, remedies and recourses of Lessor with respect to such action or inaction. No waiver by Lessor of any provision of this Facilities Lease or of any breach by Lessee of any obligation of Lessee hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Lessee of this Facilities Lease. Lessor’s consent to any act by Lessee requiring Lessor’s consent shall not be deemed to render unnecessary the obtaining of Lessor’s consent to any subsequent act of Lessee. No act or omission by Lessor (other than Lessor’s execution of a document acknowledging such surrender) or Lessor’s agents, including the delivery of the keys to the Bond Financed Property, shall constitute an acceptance of a surrender of the Bond Financed Property.

20.6    Lessee’s Rights with respect to the Bonds. Capitalized terms used in this Section 20.6 but not otherwise defined herein shall have the respective meanings provided in the Indenture.

(a)The Lessor shall not take any action herein described permitted under the Indenture without the express written consent of the Lessee:

(i)Issue Additional Bonds in accordance with the Indenture;

(ii)Execute and deliver, or amend, supplement or otherwise modify, or waive any provision of, any Remarketing Agreement in connection with the Bonds;

(iii)Terminate or appoint any Depository or Trustee;

(iv)Accept, substitute, amend, supplement or otherwise modify any Liquidity Facility or Credit Facility;

(v)Redeem any Bonds pursuant to the optional redemption provisions of the Indenture or the Bonds;

(vi)Purchase Bonds in lieu of optional redemption;

(vii)Amend, supplement or otherwise modify, or waive any provision of, the Indenture or the Bonds; or

(viii)Direct, or take any other action with respect to, the investment of funds, the application or disposition of trust monies, or the withdrawal or deposit of any amounts in any accounts or Funds pursuant to the Indenture.

Notwithstanding the foregoing, if Lessee fails to complete construction of the New Property, or otherwise defaults with respect to its construction obligations, Lessor may complete such construction or remedy such construction default, and if there are funds available in the Project Fund (as defined in the Indenture) or other Funds pursuant to the Indenture, then Lessor may, without Lessee’s consent, request that Trustee disburse such Funds to allow Lessor to complete such construction or remedy such construction default.

(b)The Lessor shall take the following action permitted under the Indenture at the direction of the Lessee:

(i)Pay any mutilated, lost, destroyed or stolen Bond which has become or is about to become due and payable to the extent required by Section 2.06 of the Indenture; provided the Lessee has provided funds for such purpose to the Trustee;

(ii)Designate (i) the aggregate principal amount of then Outstanding Initial Bonds that shall be remarketed as Initial Bonds on an Initial Bonds Remarketing Date (as defined in the Indenture), (ii) the aggregate principal amount of Initial Bonds to be converted to another Interest Mode on an Initial Bonds Remarketing Date and (iii) the Interest Mode or Interest Modes to which such Multi-Modal Bonds shall convert, all in accordance with Section 2.08(h) of the Indenture;

(iii)Convert Daily Rate Bonds, Commercial Paper Rate Bonds, Weekly Bonds and Initial Bonds to another Interest Mode determined by the Lessor, as provided in Section 2.12 of the Indenture;

(iv)Execute and deliver, amend, supplement or otherwise modify any Remarketing Agreement;

(v)Distribute to the Lessee funds remitted to the Lessor pursuant to the Indenture;

(vi)Redeem Bonds subject to optional redemption (provided that Lessee shall provide funds to the Trustee sufficient to pay the principal of and interest on the Bonds on the redemption date therefor);

(vii)Purchase Bonds in lieu of redemption or designate the purchaser in lieu of redemption (provided that Lessee shall provide funds to the Trustee sufficient to pay the principal of and interest on the Bonds on the purchase date therefor);

(viii)Terminate or appoint any Depository or Trustee; and

(ix)Execute and deliver an amendment, supplement or other modification to, or waiver of any provisions of, the Indenture or the Bonds.

(c)Promptly upon receipt thereof, the Lessor shall deliver a copy of any notice received by the Lessor from the Trustee under the Indenture or from the Remarketing Agent under the Remarketing Agreement.

(d)If Lessor shall fail to take any action specified in this Section 20.6, or shall take action in violation hereof, Lessee shall be entitled to notify Trustee in writing (a copy of which shall also be delivered to Lessor) with respect thereto and direct the cure of such action or failure to act. In the written direction to the Trustee, Lessee shall state that such direction is given properly in accordance with this Section 20.6(d) and Trustee shall be entitled to rely conclusively thereon and to comply without investigation with such notice and direction.

20.7    Lessee’s Obligations with respect to the Bonds. Lessee herby agrees as follows:

(a)The Lessee agrees to provide the Remarketing Agent, at the expense of the Lessee, with copies of such financial information and financial statements relating to the Lessee, Jefferson Holdings and Fortress Transportation and Infrastructure Investors LLC (“FTAI”) as they become available in such quantities as may be reasonably requested from time to time by the Remarketing Agent and as shall be satisfactory to the Lessee, and the Lessee further agrees to supply such additional material relating to the Lessee or obtain such other information relating to the Lessee, Jefferson Holdings or FTAI or respond to such questions relating to the Lessee, Jefferson Holdings or FTAI as may be appropriate and which the Lessee can obtain without unreasonable effort and expense for the purpose of (a) verifying the information relating to the Lessee, Jefferson Holdings or FTAI contained in the Remarketing Circular or in the documents relating to the Lessee, Jefferson Holdings or FTAI incorporated by reference therein or in any amendments and supplements thereto and (b) preparing a new remarketing statement upon the mandatory tender of the Bonds in connection with establishing an Interest Mode as provided in the Indenture or preparing other remarketing statements as deemed necessary by the Remarketing Agent.

(b)The Lessee hereby agrees to notify the Remarketing Agent of any material adverse change in the financial status of the Lessee, Jefferson Holdings or FTAI, after the date hereof.

(c)Lessee hereby agrees to pay all fees and expenses under any Remarketing Agreement executed with the consent of the Lessee.

21.    Relation of the Parties. It is the intention of the parties to create hereby the relationship of landlord and tenant, and no other relation is hereby created. Nothing in this Facilities Lease shall be construed to make the parties partners or joint venturers or to render either party liable for any obligation of the other except as described herein.

22.    Public Disclosure. Lessor is a governmental authority subject to the requirements of the Texas Open Meetings Act and the Texas Open Records Act (Chapters 551 and 552, Texas Government Code), and as such Lessor is required to disclose to the public (upon request) this Facilities Lease and certain other information and documents relating to the consummation of the transactions contemplated hereby. In this regard, Lessee agrees that the disclosure of this Facilities Lease or any other information or materials related to the consummation of the transactions contemplated hereby to the public by Lessor as required by the Texas Open Meetings Act, Texas Open Records Act, or any other Legal Requirement will not expose Lessor (or any party acting by, through or under Lessor) to any claim, liability, or action by Lessee.

23.    Notices. All notices and other communications given pursuant to this Facilities Lease shall be in writing and shall either be mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, and addressed as set forth in this Section 23, or delivered in person to the intended addressee, or sent by prepaid telegram, facsimile or telex followed by a confirmatory letter. Notice mailed in the aforesaid manner shall become effective three (3) business days after deposit; notice given in any other manner, and any notice given to Lessor, shall be effective only upon receipt by the intended addressee. For the purposes of notice, the address of:

Mr. David C. Fisher, Port Director, CEO
Port of Beaumont Navigation District of Jefferson County, Texas
Post Office Drawer 2297
Beaumont, Texas 77704
Facsimile: 409-835-0512

With a copy to:

Guy N. Goodson, Esq.
GERMER PLLC
550 Fannin, Suite 400
Beaumont, Texas 77701
Telephone: 409.654.6700
Facsimile: 409.835.2115

For Lessee:

Jefferson Railport Terminal II LLC
c/o Jefferson Energy Companies
9595 Six Pines Drive, STE 6370
The Woodlands, TX 77380
Attn: Chief Operating Officer

with a copy to:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: R. Nardone
Facsimile: (212) 798-6120
Telephone: (212) 798-6110

Each party shall have the continuing right to change its address for notice hereunder by the giving of thirty (30) days’ prior written notice to the other party.

24.    Entire Agreement, Amendment and Binding Effect. This Facilities Lease constitutes the entire agreement between Lessor and Lessee relating to the subject matter hereof and all prior agreements relative hereto that are not contained herein are terminated; provided, however, that the Ground Lease is not hereby terminated. This Facilities Lease may be amended only by a written document duly executed by Lessor and Lessee, and any alleged amendment which is not so documented shall not be effective as to either party. The provisions of this Facilities Lease shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, and permitted successors and assigns; provided, however, that this Section 24 shall not negate, diminish or alter the restrictions on transfers applicable to Lessee set forth elsewhere in this Facilities Lease.

25.    Severability. This Facilities Lease is intended to be performed in accordance with and only to the extent permitted by all Legal Requirements. If any provision of this Facilities Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Facilities Lease and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

26.    Construction. Unless the context of this Facilities Lease clearly requires otherwise, (a) pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character; (b) the singular shall include the plural wherever and as often as may be appropriate; (c) the term “includes” or “including” shall mean including without limitation; and (d) the words “hereof” or “herein” refer to this entire Lease and not merely the Section or Article number in which such words appear. Article and Section headings in this Facilities Lease are for convenience of reference and shall not affect the construction or interpretation of this Facilities Lease. Any reference to a particular “Article” or “Section” shall be construed as referring to the indicated article or section of this Facilities Lease.

27.    Attorneys’ Fees. If that any party hereto institutes an action or proceeding for a declaration of the rights of the parties under this Facilities Lease, for injunctive relief, for an alleged breach or default of, or any other action arising out of this Facilities Lease, or the transactions contemplated hereby, or if any party is in default of its obligations pursuant thereto, the prevailing party shall be entitled to its actual and reasonable attorneys’ fees and to any court costs incurred in addition to any other damages or relief awarded.

28.    Interest on Tenant’s Obligations. Any amount due from Lessee to Lessor that is not paid when due shall bear interest at the maximum rate allowed by law (or, if there is no maximum rate, at ten percent per annum or the amount as provided for in the Indenture) compounded annually from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default in payment.

29.    Authority. The person executing this Facilities Lease on behalf of Lessee personally warrants and represents unto Lessor that (a) (if applicable) Lessee is a duly organized and existing legal entity, in good standing in the State of Texas (b) Lessee has full right and authority to execute, deliver and perform this Facilities Lease, (c) the person executing this Facilities Lease on behalf of Lessee was authorized to do so and (d) upon request of Lessor, such person will deliver to Lessor satisfactory evidence of his or her authority to execute this Facilities Lease on behalf of Lessee.

30.    Incorporation by Reference. Exhibits A, B, C, D and E hereto are incorporated herein for any and all purposes.

31.    Force Majeure. Lessee shall be entitled to rely upon force majeure as an excuse for timely performance hereunder (except for the payment of Rent) and shall not be entitled to rely upon force majeure as an excuse for timely performance unless Lessee (a) uses its best efforts to overcome the effects of the event of force majeure, (b) gives written notice to Lessor within thirty (30) days after the occurrence of the event describing with reasonable particularity the nature thereof, (c) commences performance of its obligation hereunder immediately upon the cessation of the event and (d) gives written notice to Lessor within thirty (30) days after the cessation of the event advising Lessor of the date upon which the event ceased to constitute an event of force majeure.

“Force Majeure” shall mean:

(a)    acts of God, landslides, lightning, earthquakes, hurricanes, tornadoes, blizzards and other adverse and inclement weather, fires, explosions, floods, acts of public enemy, wars, blockades, insurrections, riots or civil disturbances;

(b)    labor disputes, strikes, work slowdowns, or work stoppages but nothing herein contained shall require the party subject to such labor disputes, strikes, work slowdowns, or work stoppages to settle or otherwise resolve same;

(c)    orders or judgments of any federal, state or local court, administrative agency or governmental body, if not the result of willful or negligent action of the party relying thereon;

(d)    power failure and outages affecting the Bond Financed Property; and

(e)    any other similar cause or event, provided that the foregoing is beyond the reasonable control of the party claiming force majeure.

No Force Majeure event shall excuse performance for a period longer than ninety (90) days without consent of Lessor not to be unreasonably withheld. No Force Majeure shall excuse payments of Rent or other payment obligations.

32.    Interpretation. Both Lessor and Lessee and their respective legal counsel have reviewed and have participated in the preparation of this Facilities Lease.

33.    Multiple Counterparts. This Facilities Lease may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one instrument.

34.    No Third Party Beneficiaries. This Facilities Lease does not and is not intended to confer any rights or remedies upon any person other than the parties.

EXECUTED this 7th day of March, 2016.

PORT OF BEAUMONT NAVIGATION
DISTRICT OF JEFFERSON COUNTY
TEXAS

By: /s/ David C. Fisher
David C. Fisher
Port Director, CEO

EXECUTED this 7th day of March, 2016.

JEFFERSON RAILPORT TERMINAL II LLC

By: /s/ Alfred Salazar
Alfred Salazar
Authorized Signatory

Exhibit D

Facilities Lease Rent

[To be attached only if, and after, the remarketing of the Series 2016 Bonds as Fixed Rate Bonds.]

Exhibit E

Development Obligations

Section 1.0.    Defined Terms. For purposes of this Exhibit E, the following terms shall have the following meanings:

“Code” means, with respect to the Series 2016 Bonds, the Internal Revenue Code of 1986, as amended or such other successor federal income tax law, to the extent applicable.

“Lessee’s Tax Certificate” means the certificate signed by Lessee relating to representations and covenants concerning the tax exemption of the Series 2016 Bonds.

“Project” means (a) the Existing Property, as more fully described in Exhibit B to the Facilities Lease, and (b) the New Property as more fully described in Exhibit C to the Facilities Lease, which are financed with proceeds of the Series 2016 Bonds.

“Project Costs” means to the extent authorized or not prohibited by the Code, the Regulations, the Lessee’s Tax Certificate, and other applicable law, all costs reasonably incurred by the Lessor or the Lessee to construct the Existing Property and to acquire, construct, complete and install the New Property, whether paid or incurred prior to or after the date of the Facilities Lease; the Lessor’s and Trustee’s charges and expenses in connection with issuance of the Series 2016 Bonds.

“Project Fund” means the special fund established in the name of the Lessor with the Trustee pursuant to Section 4.06 of the Indenture.

“Regulations” means the applicable proposed, temporary or final Income Tax Regulations promulgated under the Code, as such regulations may be amended or supplemented from time to time.

“Trustee” means the trustee at the time serving as such under the Indenture.

Section 1.1     Approvals and Permits. Lessee has obtained or will obtain all licenses and permits necessary with respect to any acquisition, construction, reconstruction, improvement, expansion, or operation, as the case may be, of the New Property and all necessary approvals from any governmental bodies or agencies having jurisdiction in connection therewith.

Section 1.2    Changes in the Plans and Specifications. Any changes to the plans and specifications for the New Property after the Effective Date shall be approved prior to the commencement of construction of such changes to the New Property, by a duly authorized officer of Lessee and Lessor and Lessee may not make changes in, additions to, or deletions from the plans and specifications unless (a) the New Property shall continue to constitute facilities of the type that may be financed by Lessor under applicable law, (b) any required approvals of such changes, additions, or deletions have been obtained from any governmental bodies or agencies having jurisdiction, (c) Lessee shall have received the written approval of Lessor with respect to any such changes, additions or deletions (which approval may be granted or withheld in the discretion of the Lessor not to be unreasonably withheld), and (d) Lessor, at Lessor's expense, receives a Tax Opinion (as defined in the Indenture).

Section 1.3    Disbursements of the 2016 Bond Proceeds. The proceeds received from the sale of the Series 2016 Bonds shall be applied in accordance with the Indenture and as follows. The Lessor shall not request disbursement by the Trustee of proceeds received from the sale of the Series 2016 Bonds for any New Property unless:

(a)A guaranteed maximum price construction contract with respect to the New Property covered by such disbursal shall have been executed (including a contractor completion guaranty with a contractor of good reputation and ability) and such contract shall provide for draws against milestones approved by the Lessor in its sole discretion. Such construction contract will be collaterally assigned to the Trustee pursuant to the Jefferson Deed of Trust.

(b)The capital budget for the construction of the New Property is in balance and will remain in balance after such disbursement - in other words, after disbursement of any requested amount, the sum of all disbursements made for New Property shall not exceed the total of the construction costs set forth in the capital budget for all such New Property for which disbursements have been made, and Lessee shall have certified in writing to Lessor that Lessee expects that the construction of all New Property will be completed for the balance of the proceeds received from the sale of the Series 2016 Bonds together with its funds on hand or available from committed sources. Lessor may refuse to approve any disbursement request for New Property if the capital budget is or will not be in balance, unless Lessee either (i) pays Project Costs from sources other than the proceeds received from the sale of the Series 2016 Bonds in an amount sufficient to bring the capital budget for the construction of the New Property back in balance (and provides paid receipts or releases to Lessor as evidence of such payment) or (ii) revises the capital budget for the construction of the New Property in a manner that brings the capital budget for the construction of the New Property back in balance, which may include revising the scope and/or features of the New Property, and such revised budget is approved by the Lessor in its sole discretion. If the revisions to the capital budget would reduce the scope, features, amount or type of New Property to be constructed, then when any such reduction is submitted to Lessor for approval, it shall be accompanied by a certification from a senior officer of Lessee that such reduction will not result in a reduction of the projected operating income from the Project that would materially impair Lessee’s ability to pay its operating expenses, including without limitation rent under the Ground Lease and Rent pursuant to the Facilities Lease or adversely affect the tax-exempt status of interest on the Bonds.

(c)Each disbursement request shall have been approved by an independent construction monitor engaged and paid for by Lessee, and approved by Lessor in its sole discretion. The construction monitor hired for the POB I project by the holders of the Series 2012 Bonds previously issued by Lessor is deemed approved. The independent construction monitor’s approval shall include a representation that the Project is on budget and that the capital budget for the construction of the New Property is in balance and will remain in balance after such disbursement.

Section 1.4    Inspection of the Project. Lessee agrees that Lessor, the Trustee and their duly authorized agents may, at reasonable times as reasonably determined by Lessee, enter upon the Site and examine and inspect the Existing Property, the New Property, and the Project and, upon the occurrence of an Event of Default, the books and records of Lessee that relate to the New Property and Project.

Section 1.5    Nonsectarian Use of the Project. Lessee and Lessor intend that the Facilities Lease and use of the 2016 Bond proceeds and all other transactions provided for in the Facilities Lease be made in strict compliance with all applicable law and constitutional provisions of the United States and the State. Accordingly, Lessee agrees that to the full extent required from time to time by applicable law and constitutional provisions of the United States and the State in order for the lease to Lessee and all other transactions provided for in the Facilities Lease to be made and effected in compliance with such laws and constitutional provisions: (a) no part of the Project financed in whole or in part with proceeds of the Series 2016 Bonds shall be used for sectarian instruction or as a place of religious worship; (b) notwithstanding the payment in full of the Series 2016 Bonds, and notwithstanding the termination of the Facilities Lease, each such part of the Project will continue to be subject to the restrictions set out in clause (a) of this Section 1.5 for so long as it is leased or used by Lessee, or any voluntary grantee of Lessee, provided, the continuance of such restriction is necessary to preserve the exemption from federal income taxation of interest on the Series 2016 Bonds under the Code. Provided, however, that to any extent that a restriction or agreement set out in this Section 1.5 shall at any time not be required in order for the lease to Lessee and all other transactions provided for in the Facilities Lease to be made and effected in compliance with applicable constitutional provisions of the United States and the State, such restriction or agreement shall, to that extent and without necessary action by any party, be without any force or effect; and provided further, that in no event shall such restriction or agreement set out in this Section 1.5 be more expansive than required by an applicable constitutional provision.

Section 1.6    Project Fund . If the moneys in the Project Fund available for the payment of the Project Costs are not sufficient to pay the Project Costs in full, Lessee agrees that Lessee shall be responsible to pay all the Project Costs in excess of the moneys available therefor in the Project Fund from its own funds. Lessor does not make any warranty, either express or implied, that the moneys paid into the Project Fund and available for payment of the Project Costs will be sufficient to reimburse Lessee for all Project Costs; Lessor shall have no obligation to complete Project or to guarantee completion of the Project. Lessee agrees that if, after exhaustion of the moneys in the Project Fund, Lessee directly pays all Project Costs pursuant to the provisions of this Section 1.6, it shall not be entitled to any diminution or abatement of the Rent or any other amounts payable under the Facilities Lease.

Section 1.7    Procedure Upon Completion of Project. Promptly upon completion of the Project, Lessee shall furnish to the Trustee and Lessor its certificate showing such completion and the date thereof (“Completion Date”), and certifying that all construction has been completed in accordance with the Plans and Specifications relating thereto and in accordance with the requirements necessary to fulfill the assumptions regarding useful life contained in the Engineer’s Report. In addition, Lessee shall deliver to Lessor one complete set of as-built plans and specification for the New Property, certified as accurate by Lessee and its general contractor(s); one record set of “as built” specifications legibly marked so as to indicate the manufacturer, trade name, catalog number, and supplier of each product and item of equipment actually installed; one hard copy and one electronic copy on CD of all operating instructions and maintenance recommendations for all New Equipment, including, without limitation, a printed parts list for all items that might be subject to replacement, including all information necessary to operate and make full and efficient use of all New Equipment and to perform such maintenance and servicing as would ordinarily be done by a prudent owner; all written guarantees and warranties relating to the New Equipment; and an affidavit of bills paid substantially in the form of AIA Document G706 executed by each Contractor and any other subcontractor that Lessor requires, together with appropriate final unconditional lien waivers.